                                                                    EXHIBIT 11.1

                                LHS GROUP INC.

                     COMPUTATION OF NET EARNINGS PER SHARE


                                                                   YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                              1994           1995         1996
                                                            --------       -------      -------
Primary and fully diluted:
  Weighted average shares of common stock and common stock
    equivalents outstanding during the year (1).....       8,664,712     14,341,644    20,000,000
  Effect of common stock equivalents issued
    subsequent to February 21, 1996 computed
    in accordance with the treasury stock
    method as required by the SEC (2)...............       1,913,370      1,913,370     1,913,370
                                                         -----------    -----------    ----------

      Total........................................       10,578,082     16,255,014    21,913,370
                                                          ==========    ===========   ===========

Net earnings.......................................       $3,043,000    $   284,000   $ 3,420,000
                                                          ==========    ===========   ===========

Net earnings per share.............................       $     0.29    $      0.02   $      0.16
                                                          ==========    ===========   ===========

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(1) Includes weighted average outstanding shares of Series A convertible preferred stock, converted to common stock, as they are common stock equivalents.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common sock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all years presented prior to the initial public offering.